First Amendment to
the Bylaws of
Duke Mining Company, Inc.
(formerly Somebox, Inc.)

This First Amendment (this “Amendment”) to the Bylaws of Duke Mining Company, Inc., a Delaware corporation (formerly Somebox, Inc.) (the “Corporation”), executed and effective this 1st day of March, 2010, was duly adopted by the stockholders of the Corporation on March 1, 2010.

Article 3, Section 3.1 of the Bylaws is hereby deleted in its entirety and replaced with the following:

“The number of directors constituting the entire Board of Directors shall be the number, not less than one nor more than seven, fixed from time to time by a majority of the total number of directors which the corporation would have, prior to any increase or decrease.”

Except as modified and amended hereby, the Bylaws of the Corporation remain in full force and effect with no further amendment or modification.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned hereby certifies, as of the date first set forth above, that this Amendment was duly by the stockholders of the Corporation on March 1, 2010, and that the Bylaws, as amended by this Amendment, were expressly ratified, confirmed and adopted thereunder.

DUKE MINING COMPANY, INC. (formerly Somebox, Inc.)

By:	/s/ Benjamin Mayer
Name: Benjamin Mayer Title: President and Chairman of the Board